Exhibit 99.1

News Release

Weatherford Announces First-Quarter 2021 Results

•Revenues of $832 million decreased 1% sequentially, with 4% decline internationally offset by 6% growth in North America
•Operating loss totaled $13 million and adjusted EBITDA [1] totaled $102 million
•Cash provided by operating activities totaled $74 million and free cash flow [1] totaled $70 million
•Total cash increased $58 million from the prior quarter and ended at $1.3 billion [2]
•Registration documents submitted and application filed for listing on the NASDAQ stock exchange, with completion expected before the end of the second quarter of 2021

Houston, May 5, 2021 – Weatherford International plc (OTC Pink: WFTLF) (“Weatherford” or the “Company”) announced today its results for the first quarter of 2021.
Revenues for the first quarter of 2021 were $832 million, a decline of 1% sequentially and 32% year-on-year. Reported operating loss was $13 million in the first quarter of 2021, compared to an operating loss of $107 million in the fourth quarter of 2020 and an operating loss of $822 million in the first quarter of 2020. The Company’s first-quarter 2021 net loss was $116 million, compared to a net loss of $200 million in the fourth quarter of 2020 and a net loss of $966 million in the first quarter of 2020. First-quarter 2021 cash flows provided by operations were $74 million, compared to cash flows provided by operations of $22 million in the fourth quarter of 2020 and cash flows provided by operations of $30 million in the first quarter of 2020. Capital expenditures were $15 million in the first quarter of 2021, compared to $54 million in the fourth quarter of 2020 and $38 million in the first quarter of 2020.
•First-quarter 2021
◦Adjusted EBITDA [1] of $102 million increased 4% sequentially and declined 43% year-over-year
◦Unlevered free cash flow [1] of $94 million was essentially unchanged sequentially and increased $94 million year-over-year
◦Free cash flow of $70 million improved by $93 million sequentially and $72 million year-on-year

Girish Saligram, President and Chief Executive Officer, commented, “I am pleased that we delivered favorable operational performance by accomplishing another quarter of double-digit adjusted EBITDA margins and generating free cash flow. We continued to build on our core focus areas by driving improvements in our profitability in North America, leveraging our portfolio to improve profitability in key product lines, and improving our liquidity position.”
“Our results from the first quarter of 2021 clearly demonstrate we are making significant progress in harnessing growth opportunities through commercial traction of new technologies, expanding into new markets by leveraging adjacent product lines in targeted geographies, and driving synergies from cross-product line solutions. As an example, in our Tubular Running Services product line, we had a commercial Vero® operation in each of our geographies in the first quarter, which marks a major milestone in the commercial traction of this technology. At the confluence of these growth levers lies our confidence in our people, our technologies, and our firm resolve to exceed our customers’ expectations.”
“We exited the first quarter of 2021 with a strong liquidity position by generating $70 million of positive free cash flow, an improvement of $93 million sequentially and $72 million year-on-year. This achievement resulted from improved operating performance, disciplined capital allocation and expenditures, and reduced working capital driven by continued strength in accounts receivable collections and inventory rationalization.”
“Lastly, I am also pleased to share that we recently took an essential step for the Company to fully return to the public markets by filing our Form 10 Registration Statement with the United States Securities and Exchange Commission. I believe that listing on the NASDAQ stock exchange will enhance long-term shareholder value by improving the Company’s visibility, expanding liquidity in our ordinary shares, and providing a broader institutional investor base the opportunity to invest in the new Weatherford. Relisting our shares on the NASDAQ stock exchange has been a goal of the Company’s since completing our financial restructuring. I am extremely proud that we are now in a position to meet this commitment, and this would not have been possible without the hard work and dedication of our employees.”

Notes:
[1] EBITDA represents income before income tax, depreciation and amortization expense. Adjusted EBITDA excludes, among other items, impairments of long-lived assets and goodwill, restructuring expense, stock-based compensation expense, as well as write-offs of property plant and equipment, right-of-use assets, and inventory. Free cash flow is calculated as cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. Unlevered free cash flow is calculated as free cash flow plus cash paid for interest. Adjusted EBITDA, free cash flow and unlevered free cash flow are non-GAAP measures. Each measure is defined and reconciled to the most directly comparable GAAP measure in the tables below.
[2] Includes cash and cash equivalents and restricted cash.

Operational Highlights
•During the first quarter, several customers recognized Weatherford operating teams for our outstanding commitment to QHSE. An IOC bestowed the “Outstanding Operational Excellence” award on the tubular running services crew in Tengiz, Kazakhstan. A major NOC in the Middle East recognized Weatherford for delivering 20 years of liner-hanger services without lost time incidents.
•An operator in Indonesia chose Weatherford to accelerate its digital transformation by deploying the ForeSite® production optimization platform on a 100 plus well trial. After analyzing the first batch of wells, the Weatherford team advised on optimization opportunities that resulted in a 14% uplift. The ForeSite platform also improved uptime across the wells with an average reduction of 40% in lost-production opportunities. The remote monitoring capabilities of the platform have reduced driving and associated HSE risks while also delivering a significant improvement in personnel utilization and response time. This trial has set the stage for the Company to expand its production optimization and remote monitoring platform in the region.
•Weatherford has introduced the Magnus® rotary steerable system in the North Sea market with excellent outcomes, which further demonstrates its commercial traction. A major operator in the UK decided to replace technology from the incumbent, a major competitor, to drill re-entries in an existing field and boost production. The Magnus system not only surpassed the technical limit set by the customer based on the incumbent’s historical performance in the very first deployment, but also drilled the first three re-entry wells an average of 33% faster than planned. This success has led to contracts with two additional customers in the North Sea.
•In Eastern Europe, Weatherford deployed its Focused Magnetic Resonance tool openhole logging service in a major carbonate pay zone, which marks the introduction of this technology in Europe. By executing the full scope of its service delivery cycle, the Company delivered performance that exceeded the customer’s expectations, which resulted in an award of six additional wells through the course of 2021 and further awards from two more customers.
•In Central Asia, Weatherford completed the fourth installation of ESS® expandable sand screens, which marks the second remotely supervised ESS installation in the country. This expansion into a new market shows the increased traction of ESS technology, a viable alternative to the more expensive gravel-pack option.
•In conjunction with Victus™ intelligent managed pressure drilling, or MPD, technology, Weatherford Drilling Services achieved another record by drilling the longest horizontal well in the history of the field in the Middle East. The 4,500-feet-long horizontal section was geosteered through a 5-feet-thick payzone while retaining 100% of the section in the target formation. To sidetrack this well, which was shut in due to prior drilling challenges, the Weatherford team analyzed the well data and proposed combining its MPD solution with its field-proven rotary steerable system and QuickCut™ re-entry whipstock system. After setting the whipstock and milling a 6-inch window, the team sidetracked the original hole, landed into the formation with a 91-degree inclination, and drilled the lateral without lost-time incidents.

Liquidity
The Company maintained its disciplined focus on liquidity during the first quarter of 2021. Unlevered free cash flow of $94 million in the first quarter of 2021 improved by $94 million versus the first quarter of 2020, despite a 43% reduction in adjusted EBITDA. First-quarter 2021 free cash flow of $70 million improved by $93 million sequentially and $72 million year-on-year due to the Company’s efforts to control costs and reduce net working capital and capital expenditures. Total cash of approximately $1.3 billion as of March 31, 2021, was up $58 million from the prior quarter.

Results by Operating Segment
Western Hemisphere

	Quarter Ended			Variance
($ in Millions)	03/31/21	12/31/20	03/31/20	Seq.		YoY
Revenues:
North America	$214	$201	$341	6%		(37)%
Latin America	176	171	247	3%		(29)%
Total Revenues	$390	$372	$588	5%		(34)%

Adjusted Segment EBITDA	$52	41	$76	27%		(32)%
% Margin	13%	11%	13%	230	bps	40	bps

First-quarter 2021 Western Hemisphere revenues of $390 million increased 5% sequentially and decreased 34% year-on-year.
In North America, first-quarter 2021 revenues of $214 million increased by 6% sequentially primarily due to increased Drilling, Evaluation, and Intervention services in the United States and Canada and seasonal activity increases in Canada, partially offset by seasonally lower Completion and Production product sales in North America.
First-quarter 2021 revenues of $176 million in Latin America increased 3% sequentially, driven by increased activity across all product lines.
First-quarter 2021 adjusted segment EBITDA of $52 million increased $11 million sequentially and associated margins of 13% improved by 230 basis points versus the fourth quarter of 2020 and 40 basis points above the first quarter of 2020. The growth in adjusted segment EBITDA was primarily driven by increased activity and sales in North America.

Eastern Hemisphere

	Quarter Ended			Variance
($ in Millions)	03/31/21	12/31/20	03/31/20	Seq.		YoY
Revenues:
Middle East, North Africa & Asia	$267	$289	$403	(8)%		(34)%
Europe, SSA & Russia	175	181	224	(3)%		(22)%
Total Revenues	$442	$470	$627	(6)%		(30)%

Adjusted Segment EBITDA	$66	87	$127	(24)%		(48)%
% Margin	15%	19%	20%	(360)	bps	(540)	bps

First-quarter 2021 Eastern Hemisphere revenues of $442 million declined 6% sequentially and 30% year-on-year.
In the Middle East, North Africa, and Asia, first-quarter 2021 revenues of $267 million declined 8% sequentially, primarily due to seasonally lower product sales in Completion and Production across the Middle East and Asia.
First-quarter 2021 revenues in Europe, Sub Saharan Africa, and Russia of $175 million decreased 3% sequentially, primarily due to seasonally lower product sales in the Eastern Hemisphere partially offset by an increase in Drilling, Evaluation, and Intervention sales in Europe and the Middle East.
First-quarter 2021 adjusted segment EBITDA of $66 million decreased $21 million sequentially, and associated margins of 15% declined 360 basis points versus the fourth quarter of 2020. The sequential decline in adjusted segment EBITDA was primarily due to seasonally driven lower activity.

About Weatherford
Weatherford is a leading wellbore and production solutions company. Operating in more than 75 countries, the Company answers the challenges of the energy industry with its global talent network of approximately 17,000 team members and approximately 380 operating locations, including manufacturing, research and development, service, and training facilities. Visit https://www.weatherford.com/ for more information or connect on LinkedIn, Facebook, Twitter, Instagram, or YouTube.
Conference Call Details
Weatherford will host a conference call on Thursday, May 6, 2021, to discuss the results for the first quarter ending March 31, 2021. The conference call will begin at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).
Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.
Listeners can participate in the conference call via a live webcast at https://www.weatherford.com/en/investor-relations/investor-news-and-events/events/ or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Listeners should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until May 20, 2021, at 5:00 p.m. Eastern Time. To access the replay, please dial +1 877-344-7529 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 10153725.
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Contacts
For Investors:
Mohammed Topiwala
Director Investor Relations and M&A

+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Director, Global Communications

+1 713-836-4193
kelley.hughes@weatherford.com

Forward-Looking Statements
This news release contains forward-looking statements concerning, among other things, the Company’s quarterly and full-year revenues, operating losses, adjusted EBITDA, unlevered free cash flow, forecasts or expectations regarding business outlook, cost savings plans, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including the price and price volatility of oil and natural gas; the extent or duration of business interruptions, demand for oil and gas and depressed commodity prices associated with COVID-19 pandemic; general global economic repercussions related to COVID-19 pandemic; the macroeconomic outlook for the oil and gas industry; and operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; our ability to generate cash flow from operations to fund our operations; and the realization of additional cost savings and operational efficiencies. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Quarterly Condensed Consolidated Statements of Operations (Unaudited)
($ in Millions, Except Per Share Amounts)

	Quarter Ended
	03/31/21	12/31/20	03/31/20
Revenues:
Western Hemisphere	$390	$372	$588
Eastern Hemisphere	442	470	627
Total Revenues	832	842	1,215
Operating Income (Loss):
Western Hemisphere	24	14	29
Eastern Hemisphere	(19)	(1)	18
Segment Operating Income	5	13	47
Corporate	(18)	(31)	(26)
Impairments and Other Charges [1]	—	3	(817)
Restructuring Charges	—	(92)	(26)
Total Operating Loss	(13)	(107)	(822)
Other Income (Expense):
Interest Expense, Net	(70)	(70)	(58)
Reorganization Items	—	—	(9)
Other Expense, Net	(4)	3	(25)
Loss Before Income Taxes	(87)	(174)	(914)
Income Tax Provision	(23)	(21)	(44)
Net Loss	(110)	(195)	(958)
Net Income Attributable to Noncontrolling Interests	6	5	8
Net Loss Attributable to Weatherford	$(116)	$(200)	$(966)

Basic and Diluted Loss Per Share	$(1.66)	$(2.87)	$(13.80)
Basic and Diluted Weighted Average Shares Outstanding	70	70	70
[1]See Quarterly Selected Statements of Operations Information Table for details of the impairments and other charges by quarter.

Weatherford International plc
Selected Balance Sheet Data (Unaudited)
($ in Millions)

	3/31/2021	12/31/2020
Assets:
Cash and Cash Equivalents	$1,177	$1,118
Restricted Cash	166	167
Accounts Receivable, Net	793	826
Inventories, Net	676	717

Property, Plant and Equipment, Net	1,170	1,236
Intangibles, Net	771	810

Liabilities:
Accounts Payable	330	325
Short-term Borrowings and Current Portion of Long-term Debt	11	13
Long-term Debt	2,602	2,601

Shareholders’ Equity:
Total Shareholders’ Equity	821	937

Components of Net Debt [1]:
Short-term Borrowings and Current Portion of Long-term Debt	11	13
Long-term Debt	2,602	2,601
Less: Cash and Cash Equivalents	1,177	1,118
Less: Restricted Cash	166	167
Net Debt [1]	$1,270	$1,329
[1] Net debt is a non-GAAP measure calculated as total short- and long-term debt less cash and cash equivalents and restricted cash.

Weatherford International plc
Selected Cash Flows Information (Unaudited)
($ in Millions)

	Quarter Ended
	3/31/2021	12/31/2020	3/31/2020
Cash Flows From Operating Activities:
Net Loss	$(110)	$(195)	$(958)
Adjustments to Reconcile Net Loss to Net Cash Provided By Operating Activities:
Depreciation and Amortization	111	116	157
Impairments and Other Adjustments	17	90	815
Deferred Income Tax Provision (Benefit)	2	(15)	23
Share-Based Compensation	4	—	—
Working Capital [a]	60	86	(83)
Other Operating Activities [b]	(10)	(60)	76
Net Cash Provided By Operating Activities	74	22	30

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(15)	(54)	(38)
Proceeds from Disposition of Assets	11	9	6
Proceeds (Payments) for Other Investing Activities	1	35	(3)
Net Cash Used in Investing Activities	(3)	(10)	(35)

Cash Flows From Financing Activities:
Borrowings of Long-term Debt	—	(4)	—
Repayments of Long-term Debt	(3)	(2)	(2)
Borrowings (Repayments) of Short-term Debt, Net	(4)	(5)	(3)
Other Financing Activities	(2)	(17)	(15)
Net Cash Used In Financing Activities	$(9)	$(28)	$(20)
[a] Working capital is defined as the cash changes in accounts receivable plus inventory less accounts payable.
[b] Other operating activities is primarily accruals, net of cash payments for operational expenses, interest, taxes, employee costs and leases.

Weatherford International plc
Quarterly Selected Statements of Operations Information (Unaudited)
($ in Millions)

	Quarter Ended
	3/31/21	12/31/20	03/31/20
Revenues
Western Hemisphere	$390	$372	$588
Eastern Hemisphere	442	470	627
Total Revenues	$832	$842	$1,215

Adjusted EBITDA[1]
Western Hemisphere	$52	$41	$76
Eastern Hemisphere	66	87	127
Adjusted Segment EBITDA	118	128	203
Corporate	(16)	(30)	(25)
Total Adjusted EBITDA	$102	$98	$178

Operating Income (Loss)
Western Hemisphere	$24	$14	$29
Eastern Hemisphere	(19)	(1)	18
Segment Operating Income	5	13	47
Corporate	(18)	(31)	(26)
Goodwill Impairment	—	—	(167)
Long-lived Asset Impairments	—	4	(640)
Other Charges	—	(1)	(10)
Restructuring Charges	—	(92)	(26)
Total Operating Loss	$(13)	$(107)	$(822)

Depreciation and Amortization
Western Hemisphere	$27	27	$47
Eastern Hemisphere	84	88	109
Corporate	—	1	1
Total Depreciation and Amortization	$111	116	$157

[1]Adjusted EBITDA excludes share-based compensation of $4 million in the first quarter of 2021, with $1 million in the Western Hemisphere, $1 million in the Eastern Hemisphere and $2 million in Corporate. We had an immaterial amount of share-based compensation during 2020.

Weatherford International plc
($ in Millions)
Quarterly Selected Statements of Operations Information (Unaudited) - Product Line Revenues

	Quarter Ended
Product Line Revenues	3/31/21	12/31/20	03/31/20
Product Line Revenue by Hemisphere:
Completion and Production	$225	$227	$297
Drilling, Evaluation and Intervention	165	145	291
Western Hemisphere	390	372	588

Completion and Production	198	237	302
Drilling, Evaluation and Intervention	244	233	325
Eastern Hemisphere	442	470	627

Total Completion and Production	423	464	599
Total Drilling, Evaluation and Intervention	409	378	616
Total Product Line Revenues	$832	$842	$1,215

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Quarterly Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
($ in Millions, Except Per Share Amounts)

	Quarter Ended
	3/31/21	12/31/20	03/31/20
Operating Income (Loss):
GAAP Operating Income (Loss)	$(13)	$(107)	$(822)
Impairments and Other Charges	—	(3)	817
Restructuring Charges	—	92	26
Operating Non-GAAP Adjustments	—	89	843
Non-GAAP Adjusted Operating Income (Loss)	$(13)	$(18)	$21

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$(87)	$(174)	$(914)
Operating Non-GAAP Adjustments	—	89	843
Reorganization Items	—	—	9
Non-GAAP Adjustments Before Taxes	—	89	852
Non-GAAP Loss Before Income Taxes	$(87)	$(85)	$(62)

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(23)	$(21)	(44)
Tax Effect on Non-GAAP Adjustments	—	(3)	(7)
Non-GAAP Provision for Income Taxes	$(23)	$(24)	$(51)

Net Loss Attributable to Weatherford:
GAAP Net Loss	$(116)	$(200)	$(966)
Non-GAAP Adjustments, net of tax	—	86	845
Non-GAAP Net Loss	$(116)	$(114)	$(121)

Diluted Loss Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(1.66)	$(2.87)	$(13.80)
Non-GAAP Adjustments, net of tax	—	1.24	12.07
Non-GAAP Diluted Loss per Share	$(1.66)	$(1.63)	$(1.73)

Weatherford International plc
($ in Millions)
Quarterly Reconciliation of GAAP to Non-GAAP Financial Measures - EBITDA (Unaudited)

	Quarter Ended
	3/31/21	12/31/20	03/31/20
Net Loss Attributable to Weatherford	$(116)	$(200)	$(966)
Net Income Attributable to Noncontrolling Interests	6	5	8
Net Loss	(110)	(195)	(958)
Interest Expense, Net	70	70	58
Income Tax Provision	23	21	44
Depreciation and Amortization	111	116	157
EBITDA	94	12	(699)

Other (Income) Expense Adjustments:
Reorganization Items	—	—	9
Impairments and Other Charges	—	(3)	817
Restructuring Charges	—	92	26
Share-Based Compensation	4	—	—
Other Expense, Net	4	(3)	25
Adjusted EBITDA [1]	$102	$98	$178
[1]See continuation of Adjusted EBITDA to Unlevered Free Cash Flow and Free Cash Flow in the last table.

Weatherford International plc
Adjusted EBITDA to Unlevered Free Cash Flow and Free Cash Flow (Unaudited) (Continued From EBITDA Tables)
($ in Millions)
Quarterly GAAP to Non-GAAP Financial Measures

	Quarter Ended
	3/31/21	12/31/20	03/31/20
Adjusted EBITDA	$102	$98	$178
Cash From (Used) for Working Capital	60	86	(83)
Capital Expenditures for Property, Plant and Equipment	(15)	(54)	(38)
Cash Paid for Taxes	(15)	(19)	(21)
Cash Paid for Severance and Restructuring	(12)	(28)	(17)
Other [1]	(26)	12	(19)
Unlevered Free Cash Flow	$94	$95	$—
Cash Paid for Interest	(24)	(118)	(2)
Free Cash Flow [2]	$70	$(23)	$(2)

[1]Other primarily includes accruals net of payments for certain operational expenses, employee costs (excluding restructuring) and leases, inventory charges, bad debt expense, proceeds from disposition of assets and foreign currency exchange impact.
[2]Free cash flow is a non-GAAP measure calculated as cash flows provided by (used in) operating activities, less capital expenditures for property, plant and equipment plus proceeds from the disposition of assets. Management believes free cash flow is useful to understand liquidity and should be considered in addition to but not substitute cash flows provided by (used in) operating activities.